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                                                                    EXHIBIT 10.2

                           [LETTERHEAD OF COST PLUS]


FOR IMMEDIATE RELEASE
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                     COST PLUS, INC. NAMES NANCY J. PEDOT
                           TO ITS BOARD OF DIRECTORS

     Oakland, CA - June 29, 1998 - Cost Plus, Inc. (NASDAQ:CPWM) announced today that Nancy J. Pedot has joined the Cost Plus Board of Directors, replacing Mervin G. Morris who has retired. Ms. Pedot brings with her extensive retailing experience.

     "We are delighted to have Nancy join the board, and look forward to her perspective as a merchant and international retailer," said Murray Dashe, Chairman, Chief Executive Officer and President of Cost Plus.

     "I am pleased to be on the Board of Directors of Cost Plus," said Nancy Pedot. "It will be great to be a part of this dynamic company's continued growth," she added.

     Ms. Pedot served as President and Chief Executive Officer of Gymboree, a specialty retailer of better children's apparel, until February of 1997. During her tenure, Gymboree expanded from 33 stores in the U.S. to over 360 stores internationally. She left Gymboree to spend more time with her family and currently serves on the board of directors of several national and community organizations.

     Mr. Morris served Cost Plus as a director for three years during a critical period in its growth. Chairman Murray Dashe noted, "We will miss Merv's wise counsel and vast experience, but he has truly earned an enjoyable retirement."

     Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. The Company operates 73 stores under the name "Cost Plus World Market" in 13 states.

                                 Contact:   Murray Dashe
                                            Chairman, CEO and President
                                            (510) 893-7300 ext. 3002